Exhibit 99.1

News From

Release Date: May 15, 2012

Contact:

Jenniffer Collins

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES ANNOUNCES 1st QUARTER 2012 RESULTS

BUENA, NJ - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE Amex: IG), a New Jersey based topical generic drug development and manufacturing company, provided its financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights vs. 2011

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Total revenues of $1.8 million for Q1 2012, an increase of 16% over same quarter in 2011.

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IGI executed two new customer contracts in the first quarter of 2012.

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Successful Pre-Approval Inspection by USFDA in the first quarter of 2012.

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Gross margins improved to 25% in Q1 2012 as compared to 21% in Q1 2011.

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Net loss improved by $0.3 million to $0.7 million in Q1 2012 as compared to $1.0 million in the same quarter in 2011.

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Net loss per share was $0.02 per share in the first quarter of 2012 as compared to $0.03 in 2011.

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Net loss included research and development costs of $0.5 million and $0.4 million in 2012 and 2011.

IGI’s President and Chief Executive Officer, Charlie Moore, stated, “Historically, the first quarter of each year is a challenging one for IGI. We did have a slow start to 2012, but we had a strong finish to the quarter which resulted in a marked improvement over the first quarter of last year. We improved revenues from both our contract manufacturing business as well as revenue from our research and development work. Our increased revenues, improved product mix and our continual focus on cost control allowed us to improve margins over last year as well.”

IGI entered into supply agreements with two new customers. Both agreements call for IGI to manufacture and package topical pharmaceutical products.

The first agreement is with a brand pharmaceutical company and provides for the site transfer of a well-recognized branded topical drug product to IGI’s facility in Buena, NJ. IGI will be the sole manufacturing and packaging site for the product.

Under the second agreement, IGI will develop generic versions of two topical drug products on behalf of the customer. Upon FDA approval, IGI will manufacture and package the products in the customer’s label.

“These agreements further demonstrate our commitment to the topical pharmaceutical market,” commented IGI President and CEO Charlie Moore. “This contract manufacturing business is complementary to our objective to develop generic topical drug products in the IGI label. We expect to file an additional four to six ANDAs in 2012.”

IGI will hold a conference call at 4:15 pm ET on Tuesday, May 15, 2012 to discuss 1st quarter 2012 results. The Company invites you to listen to the call by dialing 1-866-783-2143. International participants should call 1-857-350-1602. The passcode for the conference call is 60480073. This call is being webcast by Thomson and can be accessed at IGI's website at www.igilabs.com.

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2012 and 2011

(in thousands, except shares and per share information)

	2012	2011
Revenues:
Product sales, net	$1,510	$1,361
Research and development income	308	151
Licensing, royalty and other revenue	14	62
Total revenues	1,832	1,574

Costs and Expenses:
Cost of sales	1,366	1,241
Selling, general and administrative expenses	659	933
Product development and research expenses	471	379
Total costs and expenses	2,496	2,553
Operating loss	(664)	(979)
Interest income (expense), net	(71)	(55)

Net Loss	$(735)	$(1,034)

Basic and diluted loss per share	$(0.02)	$(0.03)

Weighted average shares of common stock outstanding
Basic and diluted	39,500,559	39,313,087

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2012 and 2011

(in thousands)

	2012	2011
Cash flows from operating activities:
Net loss	$(735)	$(1,034)
Non-cash expenses	237	281
Changes in operating assets and liabilities	26	(180)

Net cash used in operating activities	(472)	(933)

Net cash used in investing activities	(254)	(49)

Net cash provided by financing activities	-	506

Net decrease in cash and cash equivalents	(726)	(476)
Cash and cash equivalents at beginning of year	2,914	5,116
Cash and cash equivalents at end of year	$2,188	$4,640

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	March 31, 2012	December 31, 2011*
ASSETS
Current assets:
Cash and cash equivalents	$2,188	$2,914
Accounts receivable, less allowance for doubtful accounts of $16 for 2012 and 2011	1,567	1,197
Inventories	1,199	1,195
Other receivables	9	250
Prepaid expenses	252	130
Total current assets	5,215	5,686
Property, plant and equipment, net	2,886	2,800
Restricted cash, long term	54	54
License fee, net	375	400
Debt issuance costs, net	599	639
Other	175	57
Total assets	$9,304	$9,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$833	$629
Accrued expenses	503	611
Deferred income, current	236	38
Capital lease obligation, current	46	38
Total current liabilities	1,618	1,316

Note payable, related party	500	500
Deferred income, long term	23	25
Capital lease obligation, long term	47	30
Total liabilities	2,188	1,871

Commitments and contingencies

Stockholders’ equity: Series A Convertible Preferred stock, liquidation preference - $500,000 at March 31, 2012 and December 31, 2011	500	500
Series C Convertible Preferred stock, liquidation preference - $1,705,849 at March 31, 2012 and $1,686,527 at December 31, 2011	1,517	1,517
Common stock	415	415
Additional paid-in capital	46,332	46,246
Accumulated deficit	(40,253)	(39,518)
Less treasury stock, 1,965,740 common shares, at cost	(1,395)	(1,395)
Total stockholders’ equity	7,116	7,765
Total liabilities and stockholders' equity	$9,304	$9,636

About IGI Laboratories, Inc.

IGI Laboratories is focused in the development and commercialization of products for the dermatology market.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.